EXHIBIT 99.1

Rand Capital Strengthens Board of Directors

Appoints Robert S. McLeese and E. Wycliffe Orr, Jr. as Directors

BUFFALO, N.Y., Jan. 30, 2015 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company that makes venture capital investments in companies with emerging product, service or technology concepts, announced that it has added Robert ("Rob") S. McLeese and E. Wycliffe ("Cliff") Orr, Jr. to its Board of Directors. With these additions, the Board now consists of eight directors.

Mr. Reginald B. Newman II, Chairman of the Board of Rand, commented, "We are excited to welcome these financing veterans to our Board. Rob and Cliff bring a wealth of investment experience in both public and private companies and, as significant shareholders of Rand, they each hold a vested interest in our continued growth. Over the last 10 years, we have successfully expanded our portfolio of companies, grown net asset value and generated exceptional returns on investment. We look forward to our new directors' contributions to the execution of our growth strategy."

Mr. McLeese is President of Colmac Holdings and President and founder of Access Capital, private investment firms. Colmac is a Rand investor. With a strong focus on the energy industry,
Mr. McLeese is also Chairman and Chief Executive Officer of ACI Energy, Inc., an owner-operator of solid fuelled power plants. He has held leadership positions in various energy trade associations and funds. Mr. McLeese is a Chartered Accountant.

Mr. Orr is a managing director with JAM Capital Partners Management, a private investment partnership and investor in Rand. Previously, he was with Privet Fund Management and Timbervest. A CFA® charterholder, Mr. Orr earned an MBA from the Kellogg School of Management and a JD and BBA from the University of Georgia.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly-owned subsidiary is licensed by the U.S. Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand focuses its investments in early or expansion stage companies with strong leadership that are bringing to market new or unique products, technologies or services that have a high potential for growth. Additional information can be found at the Company's website where it regularly posts information: www.randcapital.com.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Corporation to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the valuation of the Corporation's portfolio, the timing and opportunity for investments or divestitures as well as conditions affecting the portfolio companies' markets, competitor responses, and market acceptance of their products and services and other factors disclosed in the Corporation's periodic reports filed with the Securities and Exchange Commission.  Consequently, such forward looking statements should be regarded as the Corporation's current plans, estimates and beliefs. The Corporation assumes no obligation to update the forward-looking information contained in this release.

CONTACT: Company:
         Allen F. ("Pete") Grum
         President
         Phone:  716.853.0802
         Email:  pgrum@randcapital.com

         Investors:
         Deborah K. Pawlowski
         Kei Advisors LLC
         Phone:  716.843.3908
         Email:  dpawlowski@keiadvisors.com